Exhibit 10.20

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CONSENT TO SUBLEASE

This Consent to Sublease (the "Consent") is entered into as of March 16, 2023 (“Effective Date”), by and among WESTPORT OFFICE PARK, LLC, a Delaware limited liability company (formerly a California limited liability company) ("Landlord"), KRIYA THERAPEUTICS, INC., a Delaware corporation ("Tenant"), and TALIS BIOMEDICAL CORPORATION, a Delaware corporation ("Subtenant"), with respect to the following facts and circumstances:

A.
Landlord and Tenant are parties to that certain Lease Agreement dated as of July 24, 2020 (“Original Lease”), as amended by that certain First Amendment dated as of April 8, 2022 (“First Amendment” and collectively with the Original Lease, the "Lease") pursuant to which Landlord leases to Tenant certain premises (the "Premises") in the building known as 1100 Island Drive, Redwood City, California 94065 (“Building”), as more particularly described in the Lease.

B.
Tenant and Subtenant have entered into (or are about to enter into) a sublease agreement dated March 16, 2023 (the "Sublease"), pursuant to which Tenant has agreed to sublease to Subtenant the entire Premises containing approximately 13,165 rentable square feet, located in Suite 101 on the first (1st) floor of the Building (the "Sublet Premises") for a term expiring no later than the stated expiration date of the term of the Lease.

C.
Tenant and Subtenant have requested Landlord's consent to the Sublease.

D.
Landlord is willing to consent to the Sublease on the terms and conditions contained in this Consent.

Now, therefore, in consideration of the mutual covenants contained in this Consent, and for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby consents to the Sublease subject to the following terms and conditions, all of which are hereby acknowledged and agreed to by Landlord, Tenant and Subtenant:

1.
Tenant shall be and remain liable and responsible for the due keeping, performance and observance, throughout the term of the Lease, of all of the covenants and agreements therein set forth on the part of Tenant to be kept, performed and observed and for the payment of the fixed rent, additional rent and all other sums and any other charges whatsoever now and/or hereafter becoming payable thereunder, expressly including as such additional rent, any and all charges for any property, material, labor, utility or other services furnished or rendered by Landlord in or in connection with the premises demised by the Lease, whether for, or at the request of, Tenant or Subtenant.

2.
The Sublease shall be subject and subordinate at all times to the Lease, and to all of the covenants and agreements of the Lease and of this Consent, and Subtenant shall not do, permit or suffer anything to be done in or in connection with Subtenant's use or occupancy of the Sublet Premises which would violate any of such covenants and agreements. All acts and omissions of Subtenant or anyone claiming under Subtenant which shall be in violation of the Lease shall be deemed a violation by Tenant. If there is a conflict between this Consent and the Sublease, the terms, conditions, and obligations of this Consent shall control.

3.
Neither the Sublease nor this Consent thereto shall: (a) release or discharge Tenant from any liability whether past, present or future, under the Lease; (b) operate as a consent to or approval by Landlord of any of the terms, covenants, conditions, provisions or agreements of the Sublease and Landlord shall not be bound thereby; (c) be construed to modify, waive or affect any of the terms, covenants, conditions, provisions or agreements of the Lease or to waive any breach thereof, or any of Landlord's rights thereunder, or enlarge or increase Landlord's duties or obligations thereunder; (d) be construed as a consent by Landlord to any further subletting by Tenant or Subtenant or to any assignment by Tenant of the Lease or assignment by Subtenant of the Sublease, whether or not the Sublease purports to permit the same, provided the foregoing shall not preclude Tenant from exercising Tenant’s rights outlined in Section 18.8 of the Original Lease with respect to Permitted Transfers (as modified by Section 16.5 of the First Amendment); (e) be construed as consent by Landlord to a term in the Sublease beyond the term of the Lease; (f) grant any rights to Subtenant greater than those rights granted to Tenant under the Lease; (g) create obligations or costs to Landlord with regard to the Sublease; (h) require Landlord to recognize Subtenant in the event of a default under the Lease by Tenant; (i) limit Landlord's right, in the event of a proposed future transfer, to recapture any portion of the Premises, including the Sublet Premises, affected by that proposed transfer, to the extent provided in the Lease; (j) require Landlord to proceed in any action under the Lease or this Consent against either Tenant or Subtenant without first exhausting Landlord's remedies against the other; (k) without limiting the effectiveness of this Consent, be construed as Landlord's agreement or acknowledgement that there does not exist a reasonable basis to withhold consent to the Sublease; or (l) be construed to waive, limit or impair Landlord's rights to withhold consent with respect to any other sublease or any assignment of lease (to the extent Landlord’s consent is required under the Lease). Subtenant shall have no recourse against Landlord on account of any failure by Landlord to perform any of its obligations under the Lease. Subtenant's only recourse shall be against Tenant.

4.
This Consent is not assignable, nor shall this Consent be a consent to any amendment, modification, extension or renewal of the Sublease, without Landlord's prior written consent, in accordance with the terms of the Lease.

5.
Tenant and Subtenant each covenants and agrees that under no circumstances shall Landlord be liable for any brokerage commission or other charge or expense in connection with the Sublease and Tenant and Subtenant each agrees to indemnify Landlord against the same and against any cost or expense (including but not limited to reasonable attorneys' fees and expenses) incurred by Landlord in resisting any claim for any such brokerage commission. The provisions of this Section 5 shall survive the expiration or earlier termination of Sublease and this Consent.

6.
The Sublet Premises shall (subject to all of the covenants and agreements of the Lease) be used solely for the purposes permitted by the Lease.

7.
A true and complete copy of the Sublease and a true and complete copy of each amendment thereto shall be delivered to Landlord within ten (10) days after the execution and delivery thereof by the parties thereto; it being understood that Landlord shall not be deemed to be a party to the Sublease or any such amendment nor bound by any of the covenants or agreements thereof and that neither the execution and delivery of this Consent nor the receipt by Landlord of a copy of the Sublease or a copy of any such amendment shall be deemed to change any provision of this Consent or to be consent to, or an approval by Landlord of, any covenant or agreement contained in the Sublease or any such amendment. Landlord and Tenant acknowledge and agree that Tenant shall pay to Landlord the Transfer Premium in accordance with Section 18.3 of the Lease.

8.
All of the covenants and agreements contained herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

9.
This Consent shall not be effective and binding unless and until it has been fully executed and delivered by all of the parties hereto. Subtenant shall not be permitted to access the Premises until Subtenant has delivered to Landlord evidence of insurance in compliance with Section 13 of the Original Lease and this Consent. Furthermore, within thirty (30) days after the Effective Date of this Consent, Tenant shall pay to Landlord $[***] as reimbursement of Landlord's fees and charges in connection with this Consent in accordance with Section 18.1 of the Original Lease. Tenant’s failure to deliver such reimbursement within thirty (30) days after the Effective Date and Subtenant’s failure to cure Tenant’s failure within ten (10) days following receipt of written notice from Landlord of such Tenant’s failure shall, at Landlord's option, render this Consent and the Sublease null, void and of no effect.

10.
Tenant assigns and transfers to Landlord Tenant's interest in the Sublease and all rentals and income arising from the Sublease, subject to the terms of this Section 10. Landlord, by consent to the Sublease, agrees that, until Tenant defaults in performing its obligations under the Lease beyond applicable notice and cure periods, Tenant may receive, collect, and enjoy the rents accruing under the Sublease. If Tenant defaults in the performance of its obligations to Landlord beyond applicable notice and cure periods, Landlord may elect to receive and collect, directly from Subtenant, all rent and any other sums owing and to be owed under the Sublease, as further set forth below. Landlord will not, as a result of the Sublease, or as a result of the collection of rents or any other sums from Subtenant under this Section 10, be liable to Subtenant for any failure of Tenant to perform any obligation of Tenant under the Sublease. Tenant irrevocably authorizes and directs Subtenant, on receipt of any written notice from Landlord stating that a default exists in the performance of Tenant's obligations under the Lease beyond applicable notice and cure periods, to pay to Landlord the rents and any other sums due and to become due under the Sublease. Tenant agrees that Subtenant has the right to rely on any such statement from Landlord, and that Subtenant will pay those rents and other sums to Landlord without any obligation or right to inquire as to whether a default exists and despite any notice or claim from Tenant to the contrary. Tenant will not have any right or claim against Subtenant for those rents or other sums paid by Subtenant to Landlord. Landlord will credit Tenant with any rent received by Landlord under this assignment, but the acceptance of any payment on account of rent from Subtenant as the result of a default by Tenant (beyond applicable notice and cure periods) will not: (a) be an attornment by Landlord to Subtenant or by Subtenant to Landlord;

(b) be a waiver by Landlord of any provision of the Lease; or (c) release Tenant from any liability under the terms, agreements, or conditions of the Lease. Notwithstanding the foregoing,

Exhibit 10.20

no payment of rent from Subtenant directly to Landlord, regardless of the circumstances or reasons therefor, shall in any manner whatsoever be deemed an attornment by Landlord to Subtenant or by Subtenant to Landlord in the absence of a specific written agreement signed by Landlord to such an effect.

11.
Subtenant hereby assumes, with respect to Landlord, all of the indemnity, release, waiver and insurance obligations of Tenant under the Lease with respect to the Sublet Premises, provided that the foregoing shall not be construed as relieving or releasing Tenant from any such obligations. Without limiting the generality of the foregoing, Subtenant shall (a) maintain in effect such liability insurance as Tenant is required by the Lease to maintain, (b) cause to be named as additional insureds under that liability insurance such persons as Tenant is required by the Lease to name as additional insureds on its liability insurance, and (c) furnish to Landlord such evidence of insurance as Tenant is required by the Lease to furnish. Subtenant shall cause to be included in each of its property insurance policies (including business interruption) a waiver of the insurer's right of subrogation against Landlord, and Subtenant hereby releases Landlord from any claim (including a claim for negligence) which Subtenant might otherwise have for loss, damage or destruction of Subtenant's property during the term of the Sublease (including business interruption) to the extent to which such loss, damage or destruction is insured by Subtenant or would have been required to be insured by Subtenant if Subtenant were the tenant under the Lease. Landlord hereby waives any and all rights of recovery, claim, action, or cause of action against the Subtenant, its agents, employees, licensees, or invitees for any loss or damage to or at the Sublet Premises or any personal property of Landlord therein or thereon by reason of fire, the elements, or any other cause to the extent the same is insured against under the terms of the property insurance policy required to be maintained by Landlord under the Lease. Landlord, Tenant, and Subtenant agree that any and all insurance policies required to be carried by a party pursuant to the Lease or Sublease (as applicable) shall be endorsed with a subrogation clause, substantially as follows: "This insurance shall not be invalidated should the insured waive, in writing prior to a loss, any and all right of recovery against any party for loss occurring to the property described therein," and shall provide that such party's insurer waives any right of recovery against the other party in connection with any such loss or damage.

12.
Tenant and Subtenant understand and acknowledge that Landlord's consent to the Sublease is not a consent to any improvement or alteration work being performed in the Sublet Premises, and that for any improvements or alteration work that requires Landlord’s consent under the terms of the Lease, Landlord's consent must be separately sought and will not necessarily be given or withheld pursuant to the terms of the Lease.

13.
Both Tenant and Subtenant shall be and continue to be liable for the payment of

(a) all bills rendered by Landlord for charges incurred by Subtenant for services and materials supplied to the Sublet Premises, including without limitation, any services and materials supplied beyond that which is required by the terms of the Lease and (b) any additional costs incurred by Landlord for maintenance and repair of the Sublet Premises as the result of Subtenant (rather than Tenant) occupying the Sublet Premises (including but not limited to any excess cost to Landlord of services furnished to or for the Sublet Premises resulting from the extent to which Subtenant uses them for purposes other than as set forth in the Lease).

Exhibit 10.20

14.
If the Lease or Tenant's right to possession thereunder terminates for any reason prior to expiration of the Sublease, Subtenant agrees, at the written election of Landlord, to attorn to Landlord upon the then executory terms and conditions of the Sublease for the remainder of the term of the Sublease. In the event of any such election by Landlord, Landlord will not be (a) liable for any rent paid by Subtenant to Tenant more than one month in advance, or any security deposit paid by Subtenant to Tenant, unless same has been transferred or credited to Landlord by Tenant;

(b) liable for any act or omission of Tenant under the Lease, Sublease or any other agreement between Tenant and Subtenant or for any default of Tenant under any such documents which occurred prior to the effective date of the attornment, provided that Landlord shall be obligated to perform all of its obligations under the Lease; (c) subject to any defenses or offsets that Subtenant may have against Tenant which arose prior to the effective date of the attornment, provided that Landlord shall be obligated to perform all of its obligations under the Lease; (d) bound by any changes or modifications made to the Sublease without the written consent of Landlord;

(e) obligated in any manner with respect to the transfer, delivery, use or condition of any furniture, equipment or other personal property in the Sublet Premises which Tenant agreed would be transferred to Subtenant or which Tenant agreed could be used by Subtenant during the term of the Sublease; or (f) liable for the payment of any improvement allowance, or any other payment, credit, offset or amount due from Tenant to Subtenant under the Sublease. If Landlord does not elect to have Subtenant attorn to Landlord as described above, the term of the Sublease, and the estate thereby granted, shall expire and come to an end, regardless of any provision of the Sublease to the contrary, upon the earlier of (i) its natural expiration date or (ii) concurrently with any premature termination or earlier expiration of the Lease (whether by consent, agreement or other right, now or hereafter agreed to by Landlord or Tenant, or both, or by operation of law or, at Landlord's option, in the event of default by Tenant). Any failure of Subtenant to vacate the Sublet Premises by that date shall be deemed a failure of Tenant to vacate the Premises and a continuing occupancy of the Premises by Tenant. The terms of this Section 14 supersede any contrary provisions in the Sublease.

15.
It is hereby acknowledged and agreed that any provisions in the Sublease which limit the manner in which Tenant may amend the Lease are binding only upon Tenant and Subtenant as between such parties. Landlord shall not be bound in any manner by such provisions and may rely upon Tenant's execution of any agreements amending or terminating the Lease subsequent to the date hereof notwithstanding any contrary provisions in the Sublease.

16.
Subtenant shall not further sublease the Sublet Premises, assign its interest as the Subtenant under the Sublease or otherwise transfer its interest in the Sublet Premises or the Sublease to any person or entity without the written consent of Landlord, which Landlord shall grant or withhold in accordance with the standards and procedures set forth in the Lease. Landlord may consent to subsequent subleases and assignments of the Sublease or any amendments or modifications to the Sublease without notifying Tenant or anyone else liable under the Lease, including any guarantor of the Lease, and without obtaining their consent. No such action by Landlord will relieve those persons from any liability to Landlord or otherwise with regard to the Sublet Premises.

17.
As additional consideration for this Consent, Tenant hereby certifies that:

(a)
The Lease is in full force and effect.

(b)
To Tenant's knowledge, there are no uncured defaults on the part of Landlord or Tenant under the Lease.

(c)
There are no existing offsets or defenses which Tenant has against the enforcement of the Lease by Landlord.

18.
Tenant and Subtenant represent and warrant that there are no additional payments of rent or any other consideration of any type which has been paid or is payable by Subtenant to Tenant in connection with the Sublease, other than as disclosed in the Sublease.

19.
If Landlord is entitled, pursuant to the terms of the Lease, to receive any portion of the rent to be paid by Subtenant to Tenant under the Sublease, then, in addition to all rent otherwise payable by Tenant to Landlord under the Lease, Tenant shall pay to Landlord such portion of such rent as required under the Lease. Landlord's failure to bill Tenant for, or to otherwise collect, such sums shall not be deemed a waiver by Landlord of its right to collect such sums in accordance with the Lease.
20.
Tenant's new address for notices under the Lease shall be as follows: Kriya Therapeutics, Inc.

3790 El Camino Real, Unit #614 Palo Alto, CA 94306

With an email copy to: legal@kriyatx.com

Notices shall otherwise be sent in accordance with the terms of, the Lease. Any notice from Landlord to Subtenant may be given to the Sublet Premises in the manner provided for in the Lease with a copy of such notice also given to Subtenant at 1375 West Fulton Market, Suite 700, Chicago, Illinois 60607 in the manner provided for in the Lease.

21.
Each party of this Consent represents hereby that its respective signatories below have the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

22.
Intentionally Deleted.

23.
By executing this Consent, Subtenant acknowledges that it has received a copy of the Lease from Tenant. Landlord shall not have any obligation to disclose the status of the Lease to Subtenant or to inform Subtenant as to any changes in the status of the Lease or the financial condition of Tenant.

24.
Tenant hereby represents and warrants that Tenant (i) has full power and authority to sublease the Sublet Premises to Subtenant, (ii) has not transferred or conveyed its interest in the Lease to any person or entity collaterally or otherwise, and (iii) has full power and authority to enter into the Sublease and this Consent. Subtenant hereby represents and warrants that Subtenant has full power and authority to enter into the Sublease and this Consent. This Consent constitutes the final, complete and exclusive statement between the parties to this Consent pertaining to the terms of Landlord's consent to the Sublease, supersedes all prior and contemporaneous understandings or agreements of the parties, and is binding on and inures to

Exhibit 10.20

the benefit of their respective heirs, representatives, successors and assigns. The terms and provisions of this Consent will be construed in accordance with, and will be governed by, the laws of the State of California. If any party commences litigation against any other party for the specific performance of this Consent, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties waive any right to a trial by jury and, in the event of any commencement of litigation or arbitration, the prevailing party or parties shall be entitled to recover from the non-prevailing party or parties such costs and reasonable attorneys' fees as may have been incurred. This Consent may be executed in counterparts and shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories to the original or the same counterpart provided that all parties are furnished a copy or copies thereof reflecting the signature of all parties. Delivery via facsimile or PDF transmission of a counterpart of this Consent executed by the party(ies) making such delivery shall constitute a valid execution and delivery of this Consent for all purposes as if such party had delivered an original counterpart. Signatures may also be transmitted using electronic signature technology. The party’s further consent and agree that (a) to the extent a party signs this document using electronic signature technology, by clicking “sign”, such party is signing this Consent electronically and (b) the electronic signatures appearing on this Consent shall be treated, for purposes of validity, enforceability and admissibility, the same as hand-written signatures.

[Signatures are on following pages]

Exhibit 10.20

IN WITNESS WHEREOF, this Consent is executed as of the date first-above written.

"LANDLORD"

WESTPORT OFFICE PARK, LLC, a Delaware

limited liability company (formerly a California limited liability company)

By:	/s/ Jessica Brock
Its:	Authorized Signatory

Exhibit 10.20

"TENANT"

KRIYA THERAPEUTICS, INC., a Delaware

corporation

By:	/s/ Curt Herberts
Its:	President & COO

By:	/s/ Dana B. Johnson
Its:	Secretary & CLO

If this entity is a corporation, this instrument must be executed by BOTH the chairman of the board, the president or any vice president AND the secretary, any assistant secretary, the chief financial officer or any assistant financial officer or any assistant treasurer of such corporation, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which case the bylaws or a certified copy of the resolution, as the case may be, must be attached to this instrument.

Exhibit 10.20

"SUBTENANT"

TALIS BIOMEDICAL CORPORATION, a

Delaware corporation

By:	/s/ J. Roger Moody
Its:	CFO

By:	/s/ Gillian Green
Its:	SVP Legal, Corporate Secretary

If this entity is a corporation, this instrument must be executed by BOTH the chairman of the board, the president or any vice president AND the secretary, any assistant secretary, the chief financial officer or any assistant financial officer or any assistant treasurer of such corporation, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which case the bylaws or a certified copy of the resolution, as the case may be, must be attached to this instrument.